Exhibit (p)(13)


                          ADAMS, HARKNESS & HILL, INC.

                             AH&H PARTNERS FUND, LP

                    CODE OF ETHICS AND PROCEDURES PURSUANT TO
               RULE 17J-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

I.       INTRODUCTION.

         This code of ethics has been adopted on August 1, 2000 by Adams, Harkness & Hill, Inc. (the "Adviser") and AH&H Partners Fund LP ("the Partnership") in compliance with rule 17j-1 under the 1940 Act. This code of ethics supersedes the code of ethics previously adopted by the Adviser and the Partnership.

         Rule 17j-1(b) makes it unlawful for any access person of the Adviser or the Partnership in connection with the purchase or sale, directly or indirectly, by that person of a security held or to be acquired by the Partnership or any other registered investment company advised or subadvised by the Adviser (together with the Partnership, the "Funds"):

1. To employ any device, scheme or artifice to defraud the Partnership or the Funds;

2. To make to the Partnership or the Funds any untrue statement of a material fact or omit to state to the Funds a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3. To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Partnership or the Funds; or

4. To engage in any manipulative practice with respect to the Partnership or the Funds.

         Rule 17j-1 (c) requires the Adviser and the Partnership to adopt a written code of ethics containing provisions reasonably necessary to prevent their access persons from engaging in any act, practice or course of business prohibited by Rule 17j-1(b). Rule 17j-1(c) also requires the Adviser and the Partnership to use reasonable diligence and institute procedures reasonably necessary to prevent violations of this code.

STATEMENT OF POLICY

This code of ethics is based upon the principle that the officers, managing general partners, directors and employees of the Adviser and the Partnership owe a fiduciary duty to the Limited Partners of the Partnership and (except for the managing general partners) to shareholders of the Funds to conduct personal trading activities in a manner that clearly does not interfere with the Partnership's or the Funds' portfolio transactions or take advantage of a relationship with the Adviser or the Partnership. Persons covered by this code of ethics must adhere to these general principles as well as the code's specific requirements. Access persons effecting personal securities transactions must at all times place the interests of the Partnership and the Funds ahead of their own pecuniary interests. All personal securities transactions by access persons must be conducted in accordance with this code of ethics and in a manner to avoid any actual or potential conflict of interest or any abuse of an access person's position of trust and responsibility.

Without limiting the foregoing, it is the intention of the Adviser and the Partnership that this code of ethics will not prohibit personal securities transactions by access persons made in accordance with the letter and the spirit of the code.

Accordingly, the code of ethics of the Adviser and the Partnership is set forth below:

II.      DEFINITIONS.

A.   "ACCESS PERSON" means

     1.   Any director or officer of the Adviser:

          a. Who, in the ordinary course of business, makes, participates in or obtains information about the purchase or sale of covered securities by any Fund, or

          b. Whose functions or duties in the ordinary course of business relate to the making of any recommendation to any Fund about the purchase or sale of covered securities.

     2.   Any advisory person;

     3.   Any officer of the Partnership; and

     4.   Any managing general partner of the Partnership.

     "Access person of the Adviser" means any access person referred to in paragraphs 1, 2 and 3 of this section II.A.

B. "ACQUISITION" OR "ACQUIRE" includes any purchase and the receipt of any gift or bequest of any covered security.

C.   "ADVISORY PERSON" means

     1. Any employee of the Adviser (or of any company in a control relationship to the Adviser )

          a. Who, in connection with his or her regular functions or duties, makes, participates in or obtains information about the purchase or sale of covered securities held or to be acquired by any Fund, or

          b. Whose functions relate to the making of any recommendations about these purchases or sales; and

     2. Any natural person in a control relationship to the Adviser who obtains information concerning recommendations made to any Fund about the purchase or sale of covered securities held or to be acquired.



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

D. "BENEFICIAL OWNERSHIP" means a direct or indirect "pecuniary interest" (as defined in subparagraph (a)(2) of rule 16a-1 under the Securities Act of 1934 (the "1934 Act")) that is held or shared by a person directly or indirectly (through any contract, arrangement, understanding, relationship or otherwise) in a security. While the definition of "pecuniary interest" in subparagraph (a)(2) of rule 16a-1 is complex, this term generally means the opportunity directly or indirectly to profit or share in any profit derived from a transaction in a security. An access person is presumed to have beneficial ownership of any family member's account.

E. "BUSINESS DAY" refers to any day on which the New York Stock Exchange is open for business.

F. "COMPLIANCE SUPERVISOR" means any officer or employee of the Adviser designated to receive and review reports of purchases and sales by access persons.

G.   "CONTROL"  has the same  meaning  as in  section  2(a)(9)  of the 1940 Act.
     Section 2(a)(9) defines "control" as the power to exercise a controlling influence over the management or policies of a company, unless this power is solely the result of an official position with the company.

H. "COVERED SECURITY" means a security as defined in section 2(a)(36) of the 1940 Act, other than:

     1.   Direct obligations of the government of the United States.

     2. Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.

     3. Shares issued by open-end management investment companies registered under the 1940 Act.

     4.   Any  other   security   determined  by  the  Securities  and  Exchange
          Commission ("SEC") or its staff to be excluded from the definition of "covered security" contained in rule 17j-1 under the 1940 Act.

I.   "COVERED SECURITY HELD OR TO BE ACQUIRED" means:

     1.   Any covered security which, within the most recent 15 days:

          a.   Is or has been held by any Fund; or

          b. Is being or has been considered by the Adviser for purchase by any Fund. A covered security is "being or has been considered for purchase" when the portfolio manager for a Fund is giving or has given serious consideration to a purchase of the covered security.

     2. Any option to purchase or sell, and any security convertible into, or exchangeable for, a covered security described in paragraph 1 of this definition.



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

J. "DISINTERESTED MANAGING GENERAL PARTNER" means a managing general partner of the Partnership who is not an "interested person" of the Partnership or the Adviser within the meaning of section 2(a)(19) of the 1940 Act.

K. "DISPOSITION" OR "DISPOSE" includes any sale and the making of any personal or charitable gift of covered securities.

L.   "FAMILY MEMBER" of an access person means

     1.   That person's spouse or minor child,

     2. Any adult related by blood, marriage or adoption to the access person (a "relative") who shares the access person's household and

     3.   Any relative dependent on the access person for financial support.

M. "FUND INVESTMENT PERSON" means any advisory person who, in connection with his or her regular functions and duties, makes or participates in making, recommendations about any Fund's covered securities transactions.

N. "INITIAL PUBLIC OFFERING" means an offering of securities registered under the Securities Act of 1933 (the "1933 Act"), the issuer of which, immediately before the registration, was not subject to the reporting requirements of section 13 or 15(d) of the 1934 Act.

O. "LIMITED OFFERING" means an offering that is exempt from registration under the 1933 Act pursuant to section 4(2) or section 4(6) of the 1933 Act or rule 504, 505 or 506 under the 1933 Act.

P. "MATERIAL NON-PUBLIC INFORMATION" about an issuer is information, not yet released to the public, that would have a substantial likelihood of affecting a reasonable investor's decision to buy or sell any securities of that issuer.

Q. "1940 ACT" means the Investment Company Act of 1940 and the rules thereunder, both as amended from time to time, and any order or orders thereunder which may from time to time be applicable to any Fund.

R. "PURCHASE OR SALE OF A SECURITY" includes, among other things, transactions in options to purchase or sell a security.

S.   "SECURITY" has the same definition as in section 2(a)(36) of the 1940 Act.

T. "UNLAWFUL ACTION" means any of the actions, engaged in by an access person of the Adviser or the Partnership, listed in paragraphs 1 through 4 of the Introduction to this code.



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

III.     PROHIBITED PURCHASES AND SALES.

A.   TIMING OF PERSONAL TRANSACTIONS.

     No access person may purchase or sell, directly or indirectly, any covered security in which the access person has, or by reason of the transaction acquires, any direct or indirect beneficial ownership if the access person knows or reasonably should know that the covered security, at the time of the purchase or sale:

     1.   Is being considered for purchase or sale by a Fund; or

     2.   Is being purchased or sold by a Fund.

B.   IMPROPER USE OF INFORMATION.

     No access person may use his or her knowledge about the covered securities transactions or holdings of a Fund in trading for any account that is directly or indirectly beneficially owned by the access person. Any investment ideas developed by an access person of the Adviser must be made available to the Funds before that access person may engage in personal transactions in covered securities based on these ideas.

C.   FRONT-RUNNING.

     No access person may engage in front-running an order or recommendation for a Fund, regardless of who is handling or generates the order or recommendation. Front-running means purchasing or selling the same or underlying covered securities, or derivatives based on these securities, ahead of and based on a knowledge of Fund securities transactions that are likely to affect the value of these securities.

D.   INITIAL PUBLIC OFFERINGS AND LIMITED OFFERINGS.

     Each Fund investment person must obtain approval from the compliance supervisor before directly or indirectly acquiring beneficial ownership in any securities in an initial public offering or in a limited offering.

E.   BLACKOUT PERIODS--FUND INVESTMENT PERSONS ONLY.

     1. A Fund investment person may not buy or sell a covered security held by or to be acquired for investment accounts in which the Fund investment person has any direct or indirect beneficial ownership for three business days before and three business days after a Fund's transaction in that covered security.

     2. The primary portfolio manager of each Fund is prohibited from buying or selling a covered security for any account in which the portfolio manager has any direct or indirect beneficial ownership, for seven business days before and three business days after a Fund's transaction in that covered security.



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

IV.      EXEMPTED TRANSACTIONS.

     The prohibitions of section III of this code do not apply to:

     A. NON-CONTROLLED ACCOUNTS. Purchases or sales effected in any account over which the access person has no direct or indirect influence or control;

     B. INELIGIBLE SECURITIES. Purchases or sales of securities which are not eligible for purchase or sale by any Fund;

     C.   NON-VOLITIONAL   TRANSACTIONS.    Purchases   or   sales   which   are
          non-volitional on the part of the access person;

     D. AUTOMATIC DIVIDEND REINVESTMENTS. Purchases which are part of an automatic dividend reinvestment plan;

     E. EXERCISES AND SALES OF RIGHTS. Purchases effected upon the exercise of rights issued by an issuer PRO RATA to all holders of a class of its securities, to the extent these rights were acquired from the issuer, and sales of these rights so acquired; and

     F. GIFTS. The receipt of securities as gifts and bequests and the making of personal or charitable gifts or bequests of securities.

     G. PRE-APPROVED TRANSACTIONS. Purchases or sales that receive the prior approval of the compliance supervisor because:

          1.   They are only remotely potentially harmful to the Funds,

          2. They would be unlikely to affect a highly institutional market, or

          3.   They  clearly  are  not  related   economically  to  the  covered
               securities to be purchased, sold or held by the Funds.

V.       REPORTING.

     An access person must submit to the compliance supervisor, on forms designated by the compliance supervisor, some or all of the following reports as to all covered securities and brokerage accounts in which the access person has, or by reason of a transaction acquires, beneficial ownership.

     A. INITIAL HOLDINGS REPORTS. Not later than 10 days after an access person becomes an access person, the following information:

          1. The title, number of shares and principal amount of each covered security in which the access person had any direct or indirect beneficial ownership when the access person became an access person;

          2. The name of any broker, dealer or bank with whom the access person maintained an account containing securities (INCLUDING BUT NOT LIMITED TO COVERED SECURITIES)



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

               in which the access person had any direct or indirect beneficial ownership as of the date the access person became an access person; and

          3.   The date the report is being submitted by the access person.

B. QUARTERLY TRANSACTION REPORTS. Not later than 10 days after the end of each calendar quarter, the following information:

     1. COVERED SECURITIES TRANSACTIONS. For any acquisition or disposition during the calendar quarter of a covered security in which the access person had any direct or indirect beneficial ownership:

          a. The date of the acquisition or disposition, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each covered security;

          b. The nature of the acquisition or disposition (i.e., purchase, sale, gift or any other type of acquisition or disposition):

          c. The price of the covered security at which the acquisition or disposition was effected;

          d. The name of the broker, dealer or bank with or through which the acquisition or disposition was effected; and

          e.   The date the report is being submitted by the access person.

     2. BROKERAGE ACCOUNTS. For any account established by the access person containing securities (INCLUDING BUT NOT LIMITED TO COVERED
          SECURITIES) in which the access person had a direct or indirect beneficial ownership during the quarter:

          a. The name of the broker, dealer or bank with whom the access person established the account;

          b.   The date the account was established; and

          c.   The date the report is being submitted by the access person.

     3. IF THERE ARE NO TRANSACTIONS OR NEW ACCOUNTS. If no reportable transactions in any covered securities were effected or new accounts opened during a calendar quarter, the affected access person must submit to the compliance supervisor, within ten calendar days after the end of the quarter, a report stating that no reportable covered securities transactions were effected and no new accounts were opened during the quarter

C. ANNUAL HOLDINGS REPORTS. By a date specified by the compliance supervisor and as of a date within 30 days before this reporting deadline, the following information:



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

     1. The title, number of shares and principal amount of each covered security in which the access person had any direct or indirect beneficial ownership;

     2. The name of any broker, dealer or bank with whom the access person maintained an account containing securities (INCLUDING BUT NOT LIMITED TO COVERED SECURITIES) in which the access person had any direct or indirect beneficial ownership; and

     3.   The date the report is being submitted by the access person.

D.   REPORTING EXEMPTION FOR DISINTERESTED MANAGING GENERAL PARTNERS.

     A disinterested managing general partner of the Partnership need not make:

     1.   An initial holdings report under section V.A;

     2.   An annual holdings report under section V.C; or

     3. A quarterly transaction report under section V.B, unless the disinterested managing general partner, at the time of that transaction, knows or, in the ordinary course of fulfilling his official duties as a managing general partner, should know that, during the 15-day period immediately before or immediately after the transaction date, that security

          a.   Was purchased or sold by the Partnership or

          b. Was being considered by the Partnership or the Adviser for purchase or sale by the Partnership.

E. DISCLAIMER OF BENEFICIAL OWNERSHIP. Any report submitted by an access person in accordance with this code may contain a statement that the report will not be construed as an admission by that person that he or she has any direct or indirect beneficial ownership in any covered security or brokerage account to which the report relates. The existence of any report will not by itself be construed as an admission that any event included in the report is a violation of this code.

F. ALTERNATIVE REPORTING PROCEDURES. To the extent consistent with rule 17j-1 under the 1940 Act, and rule 204-2(a)(12) under the Investment Advisers Act of 1940, the compliance supervisor may approve other alternative reporting procedures.

G. DUPLICATE BROKERAGE CONFIRMATIONS. For transactions executed through a broker, an access person may fulfill his or her reporting requirement by directing the broker(s) to transmit to the compliance supervisor duplicate confirmations of these transactions.

H.   INITIAL AND ANNUAL CERTIFICATION OF COMPLIANCE.

     1.   Each  access  person,  within ten (10) days after  becoming  an access
          person,   must  certify,  on  a  form  designated  by  the  compliance supervisor, that the access person:



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

          a. Has received, read and understands this code of ethics and recognizes that the access person is subject to the code;

          b.   Will comply with all the requirements of this code of ethics; and

          c. Has disclosed to the compliance supervisor all holdings of covered securities and all accounts, if any, required by this code of ethics to be disclosed or reported.

     2. Each access person must also certify annually (by a date specified by and on the form designated by the compliance supervisor) that the access person:

          a. Has received, read and understand this code of ethics and recognizes that the access person is subject to the code;

          b.   Has complied  with all the  requirements  of this code of ethics;
               and

          c. Has disclosed or reported all personal securities transactions, holdings and accounts, if any, required by this code of ethics to be disclosed or reported.

VI.      OTHER RESPONSIBILITIES OF ACCESS PERSONS

A. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. No access person, except in the course of his or her duties, may reveal to any other person any information about securities transactions being considered for, recommended to or executed on behalf of any Fund (or if the access person is a disinterested managing general partner, the Partnership).

B. NO INSIDER TRADING. No access person of the Adviser may purchase or sell securities while in possession of material non-public information about the issuer of the securities or communicate material non-public information to any other person.

C. NO OUTSIDE BROKERAGE ACCOUNTS. No access person of the Adviser may have a direct or indirect beneficial interest in a brokerage or similar account in which securities may be traded with any financial institution other than the Adviser or any of its broker-dealer affiliates. The compliance supervisor may grant exceptions to this prohibition. If an exception is granted, the access person will be responsible for making sure that duplicate copies of all confirmations and monthly brokerage statements are sent to the compliance supervisor.

D. ACCEPTANCE OF GIFTS FROM BUSINESS CONTACTS. Access persons of the Adviser may not accept any gift or other item of more than a DE MINIMIS value from any person or entity that does business with or on behalf of any Fund or the Adviser. These items do not include the following:

     1.   Unsolicited entertainment,

     2. Occasional business meals or promotional business items consistent with customary business practice.



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

E. SERVICE AS A DIRECTOR. Access persons of the Adviser may not serve on the board of directors of any publicly traded company without the prior approval of the compliance supervisor. This approval will be based upon a determination that the board service would be consistent with the interests of the Adviser or the Funds.

F. DUTY TO REPORT VIOLATIONS. All access persons must report any violation of this code to the compliance supervisor.

VII.     CONFIDENTIALITY.

     All information obtained from any access person under this code normally will be kept in strict confidence by the Adviser and the Partnership, except as follows.

A. LEGALLY REQUIRED DISCLOSURE. Reports of transactions and other information obtained under this code may be made available to the SEC, any other regulatory or self-regulatory organization or any other civil or criminal authority or court to the extent required by law or regulation or to the extent considered appropriate by senior management of the Adviser or the managing general partners of the Partnership.

B. DISCLOSURE TO MANAGEMENT AND COUNSEL. In the event of violations or apparent violations of the code, this information may be disclosed to appropriate management and supervisory personnel of the Adviser, to the managing general partners and officers of the Partnership, to the board and officers of any other affected Fund and to any legal counsel for the above persons.

VIII.    DUTIES OF THE COMPLIANCE SUPERVISOR.

A. IDENTIFYING AND NOTIFYING ACCESS PERSONS. The compliance supervisor will identify each access person and notify each access person that the person is subject to this code of ethics, including the reporting requirements.

B. PROVIDING INFORMATION TO ACCESS PERSONS. The compliance supervisor will furnish all access persons with a copy of this code and provide advice, with the assistance of counsel, about the interpretation of this code.

C. REVIEWING REPORTS. The compliance supervisor will review the reports submitted by each access person to determine whether there may have been any transactions prohibited by this code of ethics. In reviewing reports, the compliance supervisor will comply with the Adviser's then current procedures for reviewing access persons' personal trading reports.

D.   MAINTAINING RECORDS. The compliance supervisor will:

     1. Preserve in an easily accessible place a copy of this code of ethics and any other code of ethics that has been in effect at any time within the past five years;

     2. Maintain in an easily accessible place a list of all access persons who are, or within the past five years have been, required to make reports;



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

     3. Preserve for a period of not less than five years from the end of the fiscal year in which it was made, the first two years in an easily accessible place, a copy of each report submitted by an access person and a copy of any written memoranda prepared by the compliance supervisor in connection therewith;

     4. Preserve in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs a record of any violation of this code of ethics and of any action taken as a result of that violation;

     5. Preserve for a period of not less than five years from the end of the fiscal year in which it was made, the first two years in an easily accessible place, a copy of

          a. Each report made to the managing general partners of the Partnership or to the board of any other Fund, including any written report describing any material violations of the code or procedures or sanctions imposed in response to material violations and

          b. Any documents certifying that the Adviser or the Partnership has adopted procedures reasonably necessary to prevent access persons from violating this code; and

     6. Maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by a Fund investment person of covered securities in an initial public offering or limited offering for at least five years after the end of the fiscal year in which the approval is granted.

IX.      SANCTIONS.

     Upon determining that an access person has violated this code of ethics, the compliance supervisor, after consulting with the Adviser's management, the access person's supervisor, the managing general partners of the Partnership or the board of any other Fund, as appropriate, may impose such sanctions as the compliance supervisor deems appropriate. These include, but are not limited to, a warning or other entry in the access person's personnel records, disgorgement of profits obtained in connection with a violation, the imposition of fines, restrictions on future personal trading, suspension, demotion, termination of employment or referral to civil or criminal authorities.

X.       APPROVAL OF CODE OF ETHICS AND AMENDMENTS.

     The managing general partners of the Partnership and the board of any other Fund, including a majority of disinterested managing general partners or board members (collectively, the "Fund boards", must approve this code of ethics and any material changes to this code.

     A. BOARD FINDINGS. Each fund board must base its approval of this code and any material changes to this code on a determination that the code contains provisions reasonably necessary to prevent access persons from engaging in any unlawful actions.



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     B.   CERTIFICATION.  Before  approving  this code or any  amendment to this code, each board must receive a certification from the Adviser that it has adopted procedures reasonably necessary to prevent access persons from violating this code of ethics. In addition, before approving this code or any amendment to this code, the managing general partners of the Partnership must receive a certification from the compliance supervisor on behalf of the Partnership that the Partnership has adopted procedures reasonably necessary to prevent access persons from violating this code of ethics.

     C. APPROVAL OF AMENDMENTS. Each board must approve any material change to this code no later than six months after adoption of the material change.




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                                   APPENDIX A

BENEFICIAL OWNERSHIP

     The only guidance as to what constitutes beneficial ownership is provided by rules and releases of the SEC and court cases, which generally may be summarized as follows:

     A.   SECURITIES OWNED OF RECORD OR HELD IN YOUR NAME.

     Securities owned of record or held in your name are generally considered to be beneficially owned by you.

     B.   SECURITIES HELD IN THE NAME OF ANY OTHER PERSON.

     Securities held in the name of any other person are deemed to be beneficially owned by you if, because of any contract, understanding, relationship, agreement or other arrangement, you obtain benefits substantially equivalent to those of ownership. These benefits include the power to vote, or to direct the disposition of, securities.

     Beneficial ownership includes securities held by others for your benefit (regardless of record ownership), e.g.:

     o Securities held for you or family members (as defined in the code of ethics) by agents, custodians, brokers, trustees, executors or other administrators;

     o Securities owned by you, but which have not been transferred into your name on the records of the issuer;

     o    Securities which you have pledged;

     o    Securities owned by a partnership of which you are a member; and

     o    Securities owned by your personal holding corporation.

     You are presumed to beneficially own securities held in the name or for the benefit of family members, unless because of special and countervailing circumstances, you do not enjoy benefits substantially equivalent to ownership. Benefits substantially equivalent to ownership include, for example:

     o Application of the income derived from these securities to maintain a common home or to meet expenses which that person otherwise would meet from other sources, and

     o The ability to exercise a controlling influence over the purchase, sale or voting of these securities.

     You are also presumed to be the beneficial owner of securities held in the name of some other person, even though you do not obtain benefits of ownership, if you can vest or revest title in yourself either immediately or at some future time.



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

C.       RIGHTS TO ACQUIRE SECURITIES WITHIN SIXTY DAYS.

     In addition, SEC rules deem a person to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of that security at any time (within 60 days) including but not limited to any rights to acquire the security:

     o    Through the exercise of any option, warrant or right;

     o    Through the conversion of a security; or

     o Pursuant to the power to revoke a trust, discretionary account, or similar arrangement.

D.       SECURITIES HELD IN TRUST.

     Beneficial ownership includes the ownership of securities held in trust by you, as a trustee, if either you or a family member has a vested beneficial interest in the income, principal or other assets of the trust. As settlor of a trust you also have beneficial ownership of securities in the trust, if you as the settlor have the power to revoke the trust without obtaining the consent of the beneficiaries. There are certain exemptions to these trust beneficial ownership rules. One of these exemptions applies if you would have beneficial ownership of securities solely because of being a settlor or beneficiary of the trust, but your approval is not needed for the trust to own, acquire or dispose of securities.

E.       SECURITIES HELD INDIRECTLY.

     Stockholders or partners of a company who use it as a personal securities trading or investment medium are presumed to be beneficial owners of their proportionate shares of these securities and investments if the company has no other substantial business. A general partner of a partnership is considered to have indirect beneficial ownership in the interest in securities held by the partnership.

     You will not be deemed to have any indirect beneficial ownership in portfolio securities held by

     o Any holding company registered under the Public Utility Holding Company Act of 1935,

     o Any investment company registered under the Investment Company Act of 1940,

     o    An employee pension or retirement plan or

     o    A business trust with more than 25 beneficiaries.

F.       OTHER CONSIDERATIONS.

     Beneficial ownership must be determined in light of the facts of a particular case. Thus, while you may have to report security holdings and brokerage accounts of family members, you may nonetheless disclaim beneficial ownership of these securities and accounts. Contact the compliance supervisor if you have any questions about how to determine whether you have beneficial ownership of securities.